Exhibit 2(A)










                            ASSET PURCHASE AGREEMENT


                                 by and between


                            SENECA FOODS CORPORATION

                                       and

                              THE PILLSBURY COMPANY


                                 April 11, 1997




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                                       iii
                                TABLE OF CONTENTS
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                                                                                                               Page
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

ARTICLE I         TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES.................................................  1
         1.01     Transfer of Assets............................................................................  1
         1.02     Excluded Assets...............................................................................  4
         1.03     Assumption of Liabilities.....................................................................  5
         1.04     Excluded Liabilities..........................................................................  5
         1.05     Assumption of Contractual Rights and Obligations Related Thereto..............................  5

ARTICLE II        PURCHASE PRICE................................................................................  6
         2.01     Amount........................................................................................  6
         2.02     Manner of Payment.............................................................................  7
         2.03     Closing Date Valuation........................................................................  8
         2.04     Transfer Taxes and Other Closing Costs........................................................  9
         2.05     Allocation of Purchase Price..................................................................  9

ARTICLE III       CLOSING.......................................................................................  9
         3.01     Closing.......................................................................................  9
         3.02     General Procedure............................................................................. 10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER............................................................ 10
         4.01     Incorporation and Corporate Power............................................................. 10
         4.02     Subsidiaries.................................................................................. 10
         4.03     Execution, Delivery; Valid and Binding Agreement.............................................. 11
         4.04     No Breach..................................................................................... 11
         4.05     Governmental Authorities; Consents............................................................ 11
         4.06     Title to Properties........................................................................... 11
         4.07     Inventory..................................................................................... 13
         4.08     Contracts and Commitments..................................................................... 13
         4.09     Litigation.................................................................................... 14
         4.10     Employees..................................................................................... 14
         4.11     Insurance..................................................................................... 15
         4.12     Compliance with Laws; Permits................................................................. 15
         4.13     Environmental Matters......................................................................... 16
         4.14     Brokerage..................................................................................... 17
         4.15     Taxes......................................................................................... 17
         4.16     Accounts Receivable........................................................................... 17
         4.17     Beet Color Business Capital Expenditures...................................................... 17
         4.18     Intellectual Property Rights.................................................................. 18
         4.19     No Change in Assets........................................................................... 18
         4.20     No Other Representations or Warranties........................................................ 18

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................. 18
         5.01     Incorporation and Corporate Power............................................................. 18
         5.02     Execution, Delivery; Valid and Binding Agreement.............................................. 18
         5.03     No Breach..................................................................................... 19
         5.04     Governmental Authorities; Consents............................................................ 19
         5.05     Brokerage..................................................................................... 19

ARTICLE VI  COVENANTS OF SELLER................................................................................. 19
         6.01     Conduct of the Business....................................................................... 19
         6.02     Environmental Matters......................................................................... 20
         6.03     Access to Books and Records................................................................... 21
         6.04     Regulatory Filings............................................................................ 22
         6.05     Conditions.................................................................................... 22
         6.06     Purchase of Trademarks from Selviac........................................................... 22

ARTICLE VII  COVENANTS OF BUYER................................................................................. 22
         7.01     Regulatory Filings............................................................................ 22
         7.02     Conditions.................................................................................... 22

ARTICLE VIII  CONDITIONS TO CLOSING............................................................................. 22
         8.01     Conditions to Buyer's Obligations............................................................. 22
         8.02     Conditions to Seller's Obligations............................................................ 25

ARTICLE IX  TERMINATION......................................................................................... 27
         9.01     Termination................................................................................... 27
         9.02     Effect of Termination......................................................................... 27

ARTICLE X  ADDITIONAL AGREEMENTS................................................................................ 27
         10.01    Employee Matters.............................................................................. 27
         10.02    Terminated Employees; Severance............................................................... 31
         10.03    Assumption of Multi-Employer Pension Plan..................................................... 31
         10.04    Non-Solicitation of Employees................................................................. 33
         10.05    Licenses...................................................................................... 33
         10.06    Supply of Excluded Products................................................................... 34
         10.07    Collection of Accounts Receivable............................................................. 34
         10.08    Bulk Sales Laws............................................................................... 34
         10.09    Customer Claims............................................................................... 34
         10.10  LeSueur Facility................................................................................ 35

ARTICLE XI  SURVIVAL; INDEMNIFICATION........................................................................... 36
         11.01    Survival of Representations and Warranties.................................................... 36
         11.02    Indemnification by Seller..................................................................... 36
         11.03    Indemnification by Buyer...................................................................... 37
         11.04    Method of Asserting Claims.................................................................... 37
         11.05    Cost-Sharing for Certain Conditions........................................................... 39

ARTICLE XII  MISCELLANEOUS...................................................................................... 40
         12.01    Press Releases and Announcements.............................................................. 40
         12.02    Expenses...................................................................................... 40
         12.03    Further Assurances............................................................................ 40
         12.04    Amendment and Waiver.......................................................................... 40
         12.05    Notices....................................................................................... 41
         12.06    Assignment.................................................................................... 41
         12.07    Severability.................................................................................. 41
         12.08    Complete Agreement............................................................................ 41
         12.09    Certain Definitions........................................................................... 41
         12.10    Counterparts.................................................................................. 42
         12.11    Governing Law................................................................................. 42


EXHIBITS:

Exhibit A         Allocation of Purchase Price
Exhibit B         Bill of Sale
Exhibit C         Assignment and Assumption Agreement
Exhibit D1        Trademark License Agreement [Inventory]
Exhibit D2        Trademark License Agreement [Foodservice]
Exhibit D3        Trademark License Agreement [Fruit]

SCHEDULES:

Schedule 1.01(a)  Plants
Schedule 1.01(b)  LeSueur Facility
Schedule 1.01(c)  Real Property
Schedule 1.01(d)  Equipment,  Machinery,  Furniture,  Fixtures and  Furnishings
Schedule 1.01(e)  Real Property Leases
Schedule 1.01(f)  Personal  Property Leases
Schedule 1.01(g)  Inventory  Schedule
Schedule 1.01(i)  Assumed Contracts
Schedule 1.01(j)  Prepaid Expenses
Schedule 1.01(k)  Trademarks and Brand Names
Schedule 1.01(l)  Patents and Trade Secrets
Schedule 1.02(h)  Nonassignable  Authorizations
Schedule 1.02(i)  Nonassignable Leases and Contracts
Schedule 5.03     Buyer Consents
Schedule 6.02(b)  Wastewater  Project
Schedule 6.02(d)  Underground Tank Sites
Schedule 10.06    Excluded Products
Schedule 12.09    "Knowledge" of Seller
Disclosure Schedule


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                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 11, 1997, is made and entered into by and between The Pillsbury Company, a Delaware corporation ("Seller"), and Seneca Foods Corporation, a New York corporation ("Buyer").

                  WHEREAS, Seller is engaged, among other things, in the business of acquiring, processing, manufacturing, packaging, marketing and selling certain categories of shelf-stable fruit and vegetable products (the "Products") under the "Aunt Nellie's" and various other brand names listed on
Schedule 1.01(k) hereto (such business, including the "Beet Color Business" defined in Section 1.01(i) below, but excluding the business of growing, processing, manufacturing, and packaging for Seller the "Excluded Products" (as defined in Section 10.06), referred to as the "Business");

                  WHEREAS, Selviac International Holdings No. 1, B.V., a Netherlands company formerly known as Driehoek B.V. and an affiliate of Seller ("Selviac") is the owner of those "Aunt Nellie's" trademarks listed on Schedule 1.01(k) as being owned by "DBV", which trademarks Seller will (i) purchase from Selviac prior to the closing of the transactions contemplated herein, and (ii) sell to Buyer hereunder; and

                  WHEREAS, Seller owns a facility in LeSueur, Minnesota, more fully described in Section 1.01(b) below (the "LeSueur Facility") which is currently leased to Buyer; and

                  WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and liabilities of Seller that are primarily used in conjunction with or related to the Business.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:



                                  I ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

                  1.01.....Transfer  of Assets. On the terms
and subject to the conditions set forth in this Agreement, Seller shall, at the "Closing" (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the "Closing Date" (as defined in Section 3.01 hereof), in and to the following assets of Seller, all of which are primarily related to or used in conjunction with the Business or the LeSueur Facility (collectively, the "Assets"):

                  (a) The offices and manufacturing plants, and the air strip, spray fields, and other wastewater capacity rights related thereto, identified in Schedule 1.01(a) hereto (collectively, the "Plants"), and the migrant farm worker housing located at Emmett, Wisconsin and Clyman, Wisconsin owned by Seller and the agricultural shops located adjacent to the Clyman, Wisconsin Plant known as the "Stock farm" which is used in connection with the operation of the Plants (collectively, the "Housing and Farm Shops");

                  (b) The warehouse, knife center, barracks, seed operation and all related operations at Seller's facility at LeSueur, Minnesota, as more fully described in Schedule 1.01(b) hereto (the "LeSueur Facility");

                  (c) Fee  title to the real  property  owned by Seller on which the Plants, the Housing and Farm Shops, and the LeSueur Facility are located and all buildings (including the Plants and buildings on the LeSueur Facility) and other improvements and all easements and appurtenances relating thereto (excluding rights retained by Seller with respect to the LeSueur Facility as described in Schedule 1.01(b)), as more fully described in Schedule 1.01(c) hereto;

                  (d) All of the equipment, machinery, furniture, fixtures, furnishings, trucks, tractors and other motor vehicles, hardware, tools, spare and replacement parts and all other items of tangible personal property that are owned by Seller, located at any of the Plants, the Housing and Farm Shops, or the LeSueur Facility, and used primarily in the Business or the operations of the LeSueur Facility (the "LeSueur Facility Operations"), of which such assets material to the operation of the Plants, the Housing and Farm Shops, or the LeSueur Facility are identified in Schedule 1.01(d) hereto;

                  (e) Seller's interest as lessee, to the extent assignable, in all real property leases with respect to (i) real property on which any of the Plants, the Housing and Farm Shops, or the LeSueur Facility is located and all leasehold improvements thereon, and (ii) with respect to farmland upon which Seller has the right to grow crops to be processed at any of the Plants after the Closing Date or to conduct any activities related to the LeSueur Facility Operations, of which the leases material to the operation of the Plants are identified in
         Schedule 1.01(e) hereto;

                  (f) Seller's interest, to the extent assignable, in all personal property leases to which Seller is a party with respect to personal property which is located at any of the Plants or the LeSueur Facility and used primarily in the Business or the LeSueur Facility Operations (provided that motor vehicles leased under Seller's master leasing program used primarily in the Business or the LeSueur Facility Operations shall be transferred to a separate lease to be entered into between such lessor and Buyer), of which the leases material to the operation of the Business or the LeSueur Facility Operations are identified in Schedule 1.01(f) hereto;

                  (g) All of Seller's inventories of (i) finished goods and work-in-process, but specifically excluding any of Seller's finished goods inventories of Excluded Products, (ii) supplies (including jars, lids, cans and other containers, packaging materials, labels and ingredients used primarily in the Business) and raw materials (including vegetable seed located at the Plants or the Housing and Farm Shops), but specifically excluding any supplies, raw materials and vegetable seed primarily used in or related to the Excluded Products,
         (iii) Seller's interest, to the extent assignable, in all orders or contracts for the purchase of such supplies and raw materials and (iv) fuels, cleaning supplies and other miscellaneous items primarily used in the maintenance or operation of the Business or the LeSueur Facility Operations ("Non-Product Supplies") (collectively, the "Inventory
         Assets"), the estimated (as of the date hereof) aggregate dollar amounts of which are described in Schedule 1.01(g) hereto (the "Inventory Schedule");

                  (h) All accounts or notes receivable owing to Seller that relate to sales by the Business (excluding receivables owed by Seller or its affiliates, receivables over 90 days old and other receivables which Buyer reasonably believes to be doubtful) (the "Accounts Receivable");

                  (i) The contracts and agreements of Seller that are identified or described in Schedule 1.01(i) hereto, to the extent such contracts and agreements are assignable, including but not limited to the Supply Agreement dated September 1, 1996 between Seller and Kraft Foods, Inc. (the "Kraft Agreement") pursuant to which Seller will process beet juice concentrate containing betanin for use as food coloring (the "Beet Color Business") and, subject to Section 8.01(i), the collective bargaining agreements covering Business Employees (as defined in Section 10.01);

                  (j) All prepaid expenses recorded by Seller in accordance with Seller's established accounting policies, including prepaid Plant expenses, as well as deposits made by Seller, with respect to the Assets of the type described in Schedule 1.01(j) hereto (the "Prepaid Expenses");

                  (k) The trademarks, trade names, brand names and logos listed on Schedule 1.01(k) hereof, and any rights associated with such names and logos and all rights to use any of such names or logos in all jurisdictions in which Seller either currently uses any of such names or logos or has any right to use any of such names or logos;

                  (l) All rights of Seller in and to the patents, patent applications, copyrights, trade secrets or other intellectual property rights described in Schedule 1.01(l) hereto, and all documents or other tangible materials embodying such intellectual property rights;

                  (m) All of Seller's books, records and other documents and information relating to the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee personnel records, product data, price lists, product demonstrations, quotes and bids and all product catalogs and brochures (but excluding books, records and other documents and information related primarily to Liabilities (as defined in Section 1.04) of Seller which are not within the Assumed Liabilities);

                  (n) The right to use the telephone numbers currently being used at the offices or facilities located at the Plants or the LeSueur Facility (but specifically excluding the right to use any "800" numbers relating to Seller customer service or emergency response matters);

                  (o) All permits, licenses and other governmental approvals held by Seller related exclusively to the Assets or Business or the LeSueur Facility, to the extent they are assignable;

                  (p) Copies or originals of all of Seller's books and records relating to its ownership, operation or maintenance of the Assets or Business; and

                  (q) Goodwill (including all goodwill associated with and symbolized by the trademarks, brand names and logos identified in subsection (k) above as used as a trademark or service mark, logo or corporate name used in the conduct of the Business as now conducted) and all related intangibles which Seller uses exclusively in the conduct of the Business.

                  1.02.....Excluded Assets Excluded Assets. Notwithstanding the
         terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection  with the purchase of the Assets:

                  (a) All corporate certificates of authority and corporate minute books and the corporate stock record or register of Seller, and all bank accounts of Seller;

                  (b) Except for the trademarks, brand names and corporate names listed on Schedule 1.01(k) hereof and except as provided in Section
         10.05 hereof, all of Seller's trademarks, service marks, trade names, brand names, corporate names and logos, or any rights associated with such names and logos and all rights to use any of such names or logos in all jurisdictions in which Seller either currently uses any of such names or logos or has any right to use any of such names or logos;

                  (c)      All cash and cash equivalents of Seller;

                  (d) Except as provided in Section 1.01(l) hereof, all rights in patents, patent applications, copyrights, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller, and all documents or other tangible materials embodying such technology or intellectual property;

                  (e) Any rights to recovery by Seller arising out of litigation with respect to the Business or the LeSueur Facility that relates to activities occurring prior to the Closing Date, or arising out of Liabilities not within the Assumed Liabilities (including but not limited to petro fund reimbursement for environmental remediation to be conducted by Seller pursuant to Section 6.02);

                  (f) All insurance policies of Seller obtained in connection with the Business or the LeSueur Facility and all rights of Seller (including rights to receive dividends) under or arising out of such insurance policies;

                  (g) Rights to receive refunds with respect to any and all taxes paid by Seller in connection with the Business or the LeSueur Facility, including interest payable with respect thereto, for Business activity conducted prior to the Closing Date;

                  (h) Such licenses, permits, governmental approvals or other certificates of authority relating to the Assets which, by their terms, are nonassignable, and which, to Seller's knowledge, are described on
         Schedule 1.02(h) hereto; and

                  (i) Seller's interests in any real property leases, personal property leases, orders, contracts or agreements which, by the terms thereof, are not assignable, and which, to Seller's knowledge, are described on Schedule 1.02(i) hereto.

                  1.03.....Assumption of  Liabilities.
As of the Closing Date, Buyer shall assume and agree to pay, perform or otherwise satisfy in accordance with their terms all of the following (the "Assumed Liabilities"): (i) Seller's obligations to be performed or satisfied on or after the Closing Date under the leases, agreements, contracts, arrangements and licenses assigned to Buyer pursuant to Section 1.01 hereof, except to the extent that any such obligations constitute payments in arrears for benefits received in full by Seller prior to the Closing Date and except as set forth in
Section 1.05 below, and (ii) Seller's accounts payable and accrual balances related to the Business as of the Closing except for liability for coupons, rebates and similar types of payments related to the sale of goods by the Business prior to Closing.

                  1.04.....Excluded  Liabilities.  Other
than as set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise (collectively, "Liabilities"). Seller shall be responsible for all of the Liabilities of Seller not assumed by Buyer pursuant to Section 1.03 hereof.

                  1.05.....Assumption  of  Contractual  Rights  and  Obligations
Related Thereto.To the extent that the assignment hereunder of any of the leases agreements, contracts, arrangements and licenses assigned to Buyer pursuant to
Section 1.01 shall require the consent of any other party (or in the event that any of the same shall be nonassignable) (a "Nonassignable Agreement"), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Buyer and Seller shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer and upon receipt of such consent, such Nonassignable Agreement shall be included as an Assumed Liability under Section 1.03. Until such consent is obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under such Nonassignable Agreement, including appointing Buyer to act as its agent to perform all of
Seller's  obligations  under such  Nonassignable  Agreement,  and collecting and promptly remitting to Buyer all compensation payable pursuant thereto and enforcing, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation thereof by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that to the extent that Buyer requires Seller to undertake any services or take any action in furtherance of the performance of such Nonassignable Agreement, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and that shall be mutually acceptable to the parties. The "Purchase Price" (as defined in Section 2.01 hereof) shall not be reduced by reason of the inability to transfer (by assignment, subcontract or otherwise) to Buyer any such Nonassignable Agreement on or after the Closing Date. Each party shall be responsible for all of its internal costs and expenses incurred by it in connection with the actions required by it under this Section 1.05; Seller shall not be obligated to incur any out-of-pocket expenses in connection therewith unless Buyer agrees to reimburse Seller for such expenses; and Buyer shall not be required to incur any out-of-pocket expenses to secure the consent of any other party to any assignment hereunder. Buyer shall bear the risk, from and after the Closing Date, of breach or nonperformance of, and shall indemnify, defend and hold harmless Seller in full from and after the Closing Date with respect to, any loss, damage, liability or expense (including, without limitation, any reasonable attorney's fees and expenses) that Seller may suffer as a result of any failure to perform any such Nonassignable Agreement after the Closing Date unless such failure to perform is caused in whole or part, or to the extent Buyer's performance is made more costly, by the conduct of any other party to the Nonassignable Agreement predicated in whole or in part on the other party's position that it has no legal obligation to accept performance by Buyer with respect to the Nonassignable Contract; provided that, Buyer shall not be required to indemnify, defend or hold harmless Seller from any claim that the actions of the parties hereunder violated any prohibition against the transfer of any Nonassignable Agreement or violated any right of a third party to prevent any such transfer by withholding its consent.


                                 II ARTICLE II
                                 PURCHASE PRICE

                  2.01.....Amount. The consideration given by Buyer for
the Assets shall consist of Buyer's assumption of the Assumed Liabilities plus payment of an amount in cash (the "Purchase Price") equal to the sum of the following:

                  (a) the sum of the following amounts (referred to as the "Net Working Capital") as of the Closing:

                           (i) the book value, determined in accordance with the
                  Inventory Schedule, of the Inventory Assets minus $2,800,000; plus

                           (ii) the net book value of all other working  capital
                  of the Business, including the Accounts Receivable (without deduction for any allowances for doubtful accounts) and the Prepaid Expenses; minus

                           (iii) the net book  value of those  accounts  payable
                  and accrual balances of the Business (other than those accounts payable and accrual balances for capital expenditures related to the Kraft Agreement and other than allowances for doubtful accounts or any accruals or allowances already deducted in calculating the net book value of the working capital pursuant to (ii) above); and

                  (b) all capital expenditures made by Seller in connection with the Beet Color Business (the "Beet Color Business Capital Expenditures") prior to the Closing (it being understood that Buyer shall be responsible for making after the Closing such capital expenditures to which Seller has committed under the Kraft Agreement, and that the total expenditures by Buyer under this subparagraph, both at and after Closing in accordance with Seller's existing specifications for such project, shall not exceed $950,000); and

                  (c)      $750,000.

                  2.02     Manner of Payment   Manner of Payment.   The Purchase
         Price shall be paid as follows:

                  (a) On the Closing Date, Buyer shall deliver to Seller, by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Seller to Buyer), an amount equal to the sum of:

                           (i) the  estimated  Net Working  Capital as of a date
                  five business days prior to the Closing, based on the February 28, 1997 on-site count of the Inventory Assets conducted by representatives of Buyer, Seller and the accounting firm of KPMG ("Auditor") as adjusted to reflect purchases and sales since such date;

                           (ii) all Beet  Color  Business  Capital  Expenditures
                  made by Seller up to and including the date five business days prior to the Closing; and

                           (iii)  $750,000.

                  (b) Within five business days after the Final Valuation Sheet becomes final and binding:

                           (i) if the amount  reflected  on the Final  Valuation
                  Sheet plus $750,000 exceeds the amount paid by Buyer pursuant to Section (a) above, then Buyer shall pay to Seller by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Seller to Buyer) the amount of such excess, or

                           (ii) if the amount paid by Buyer  pursuant to Section
                  (a) above exceeds the amount reflected on the Final Valuation Sheet plus $750,000, then Seller shall pay to Buyer by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Buyer to Seller) the amount of such excess.

                  2.03     Closing Date Valuation.
       The Purchase Price shall be finally determined in accordance with this
       Section 2.03.

                  (a) Representatives of Buyer, Seller and Auditor have conducted an on-site count of the Inventory Assets as of February 28, 1997 (the "Pre-Closing Count"). Within 60 days following the Closing Date, Seller shall cause to be delivered to Buyer an unaudited, partial balance sheet of the Business reflecting only the value of the Net Working Capital as of the Closing and all Beet Color Business Capital Expenditures made prior to the Closing (the "Unaudited Valuation Sheet") which Unaudited Valuation Sheet shall reflect the quantity of the Inventory Assets in the Pre-Closing Count, as adjusted to reflect changes since the date thereof. Seller shall make the persons in charge of the preparation of the Unaudited Valuation Sheet available for reasonable inquiry by Buyer. If Buyer fails timely to notify Seller of its disagreement with any values set forth in the Unaudited Valuation Sheet in accordance with the first sentence of Section 2.03(b), the Unaudited Valuation Sheet shall be final and binding on Buyer and Seller, and shall be deemed the "Final Valuation Sheet," for purposes of this Agreement.

                  (b) Buyer may notify Seller in writing within 20 business days following receipt of the Unaudited Asset Valuation Sheet that it does not agree with any values set forth thereon or that the Unaudited Valuation Sheet assigns value to items which were not counted with respect to the Pre-Closing Count, as adjusted to reflect changes since the date thereof. Buyer and Seller will use good faith efforts during the 20-day period following the date of such written notice to resolve any differences they may have as to the Unaudited Valuation Sheet. Such written notice will identify with specificity the calculations with which Buyer disagrees. If Buyer and Seller cannot reach agreement during that 20-day period, their disagreements shall be promptly submitted to the Auditor, which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it. Auditor shall be required to exclude all values assigned to items which were not counted (unless the failure to count such items was clearly erroneous) with respect to the Pre-Closing Count, as adjusted to reflect changes since the date thereof. The review of Auditor will be restricted as to scope to address only those specific disagreements referred to it by Seller and Buyer. The final calculation of the Net Working Capital and Beet Color Business Capital Expenditures as of the Closing (the "Final Valuation Sheet") shall be determined by Auditor as promptly as practicable following its selection, shall be confirmed by Auditor in writing to, and shall be final and binding on, Buyer and Seller for purposes of this Agreement.

                  (c) The fees of and expenses incurred by Auditor shall be shared equally by Buyer and Seller.

                  (d) The Unaudited Valuation Sheet prepared in accordance with this Section 2.03 shall be prepared in accordance with generally accepted accounting principles used in the United States, as consistently applied by Seller, and shall be prepared in a manner consistent with Seller's past accounting policies and practices in connection with the preparation of financial statements of the Business, except that such statements do not and shall not include footnotes as may be required by such accounting principles.

                  2.04 Transfer Taxes and Other Closing Costs.
Buyer shall pay any and all sales, use, transfer, deed or excise taxes that shall become due and payable as a result of the sale of the Assets as contemplated under Section 1.01, including any sales tax assessed by governmental authorities after filing of the applicable sales tax return or returns. Buyer shall pay the filing fee due under the HSR Act (as defined in Section 4.05). Buyer shall file all sales or use tax returns and pay to the appropriate taxing authority all such tax as is required by law to be paid in connection herewith. In addition, Buyer shall pay any and all recording fees and other closing costs involved with the transfer of the "Owned Parcels" (as defined in Section 4.06(a) hereof) and the LeSueur Facility, but excluding any costs and expenses of Seller incurred in connection with the transactions contemplated hereby. Seller shall be responsible for and pay all recording fees and closing costs incurred in connection with removing liens and encumbrances that are not Permitted Encumbrances.

                  2.05 Allocation of Purchase Price5 Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price among the Assets as set forth in the Form 8594 attached hereto as Exhibit A (subject to adjustment for changes between the date hereof and Closing). Seller and Buyer shall file all federal, state, local and foreign returns and tax information on a basis that is consistent with such allocations and shall execute such other documentation as may be reasonably necessary with respect to such allocations.


                                   ARTICLE III
                                     CLOSING

                  3.01  Closing.   The  closing  of  the  transactions
contemplated by this Agreement (the "Closing") will take place at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota at 10:00 a.m., Minneapolis time, on or before the fifth business day following the day on which all conditions to the parties' obligations set forth in Article VIII hereof have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 12:01 a.m., Minneapolis time, on the Closing Date. The parties intend to close the purchase and sale of the ANFK Business and assets as soon as practicable after the conditions set forth in
Section 8.01 have been satisfied with respect to the ANFK Business and assets, regardless of whether all of the conditions set forth in Section 8.01 have been satisfied with respect to the LeSueur Facility. If it becomes apparent that the inclusion of the LeSueur Facility in the Assets being purchased will delay the Closing of the purchase and sale of the ANFK Business and assets, then the parties will arrange for a mutually-agreed upon subsequent Closing for the purchase and sale of the LeSueur Facility.

                  3.02 General  Procedure.  At the Closing,
each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets to Buyer shall be effected by Seller's execution and delivery of a bill of sale, substantially in the form attached hereto as Exhibit B (the "Bill of Sale"), the assignment and assumption of the designated Liabilities of Seller to Buyer shall be effected by the parties' execution and delivery of an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption"), the deeds to the Owned Parcels referred to in
Section 8.01(j)(i) and such other instruments of conveyance, transfer, assignment and delivery as Buyer or Seller shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets and Assumed Liabilities to Buyer.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV and which shall constitute disclosure of all items described for all purposes of this Agreement):

                  4.01    Incorporation  and Corporate Power.
Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  4.02 Subsidiaries. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

                  4.03  Execution,  Delivery; Valid and Binding Agreement.
The execution,  delivery and
performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

                  4.04 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest or charge or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 8.01(c) hereof, which Seller undertakes to use commercially reasonable efforts to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject; in each case, and in the aggregate, in which the breach, default, violation, right of termination or acceleration or any other action or event described herein would have a material adverse effect on the ability of Buyer to operate the Business and the Assets (taken as a whole) immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                  4.05    Consents Governmental Authorities
Except  for  the  applicable   requirements   of  the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and except for certain Wisconsin registration requirements with respect to the corporate ownership of farmland, Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

                  4.06     Title to Properties.

                  (a) The real property owned by Seller constituting part of the Assets (the "Owned Parcels") and the real property demised by the leases described under the caption referencing this Section 4.06 in the Disclosure Schedule (the "Leases") together constitute all of the real property owned, used or occupied by Seller on which the Plants or any Housing or Farm Shops are located (which property is referred to collectively as the "Real Property"). To the extent that Seller has in its possession any surveys with respect to the Real Property or the LeSueur Facility, Seller shall provide copies thereof to Buyer. Seller shall provide to Buyer updated title insurance commitments with respect to all parcels of Real Property and the LeSueur Facility, the cost of which commitments shall be paid one-half by Seller and one-half by Buyer. The Real Property has access, sufficient for the conduct of the Business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at such location.

                  (b) The Leases are in full force and effect, and Seller holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. Seller has delivered, or will deliver within 15 business days after the date hereof, to Buyer complete and accurate copies of each of the Leases in Seller's possession, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller has not received written notice of any default of any material provision of any Lease, and Seller has not delivered to any current party to any Lease a notice of default with respect to that Lease which default has not been cured.

                  (c)  Seller  owns  good and  marketable  title to the  Assets, including each of the Owned Parcels, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) matters disclosed in the title insurance commitments or the surveys delivered to Buyer or otherwise set forth under the caption referencing this Section 4.06 in the Disclosure Schedule, (iii) lessors' interests in the real property leased under the Leases (and the personal property subject to leases constituting part of the Assets), (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, with respect to which Seller agrees to indemnify and hold Buyer harmless and to take such action as may be necessary to cause the liens to be removed or discharged except to the extent the obligation secured by such lien is included in the calculation of Net Working Capital as of the Closing, (v) liens in respect of pledges or deposits under workers' compensation laws, with respect to which Seller agrees to indemnify and hold Buyer harmless and to take such action as may be necessary to cause the liens to be removed or discharged except to the extent the obligation secured by such lien is included in the calculation of Net Working Capital as of the Closing, and (vi) easements and other encumbrances which do not materially adversely affect the manner in which the Plants or the Housing and Farm Shops or the LeSueur Facility are operated on the date hereof (clauses (i) through (vi) being referred to herein, collectively, as the "Permitted Encumbrances").

                  (d) Seller has not received any written notice of any violation of any applicable zoning ordinance or other law, regulation or requirement (other than "Environmental Laws" as defined in Section 4.13) relating to the operation of any of the Plants or the Real Property, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, and to Seller's knowledge, no such violations exist, except, in each case, with respect to violations or proceedings the known potential consequences of which do not or would not be reasonably deemed to have a material adverse effect on the ability of Buyer to operate the Plants at such locations immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing. No variances, special use permits or similar permits or administrative approvals exist which would terminate upon the transfer of the Real Property to the Buyer, the termination of which would have a material adverse effect on the ability of Buyer to operate the Plants.

                  (e) There are no liens for taxes upon any of the Assets, except liens for taxes not yet due.

                  (f) Seller has not received any written notice of any material improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments of a material amount with respect to the Real Property.

                  4.07 Inventory. Seller's inventory of finished goods complies in all material respects with the U.S. Food, Drug and Cosmetic Act and all applicable state and local laws and regulations with respect to the wholesomeness and fitness for human consumption of food and the content and accuracy of labels for the products to which the labels are intended.

                  4.08   Contracts and Commitments.

                  (a) The Disclosure Schedule, under the caption referencing this Section 4.08, lists the following agreements to which Seller is a party, which are currently in effect, and which relate to the operation of the Plants or the other Assets: (i) any contract or group of related contracts with the same party for the purchase of products (other than vegetables) or services relating to the operations or maintenance of the Plants or the other Assets under which the undelivered balance of such products or services exceeds $100,000; (ii) any contract or commitment, or group of related contracts or commitments, for capital expenditures at any of the Plants or the LeSueur Facility for an amount in excess of $100,000; (iii) any contract or commitment, or group of related contracts or commitments, with one or more growers of fruits or vegetables to be processed at any of the Plants after the Closing Date;
         (iv) any lease of farmland upon which Seller has the right to grow crops to be processed at any of the Plants after the Closing Date; (v) any collective bargaining agreement or contract with any labor union covering Seller's employees at any of the Plants; (vi) any written employment contracts with any of Seller's employees at any of the Plants; (vii) any agreement or indenture relating to mortgaging, pledging or otherwise placing a lien on any of the Assets; and (viii) any other material lease or material agreement to which Seller is a party and which relates to or affects the Plants or the other Assets.

                  (b) Seller has performed, in all material respects, all obligations required to be performed by it in connection with the contracts, agreements, indentures, leases or commitments disclosed in the Disclosure Schedule under the caption referencing this Section 4.08 and is not in receipt of any written claim of material default under any such contract or commitment.

                  (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each contract, agreement, indenture, lease or commitment referred to under the caption referencing this Section 4.08 in the Disclosure Schedule, together with all amendments thereto.

                  4.09 Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.09 and except for matters related to "Environmental Laws" as defined in Section 4.13, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller with respect to the Assets, at law or in equity, which, if determined adversely to Seller's interests, would have a material adverse effect on (i) Seller's ability to transfer the Business and Assets, taken as a whole, to Buyer, or (ii) Buyer's ability to operate the Business and Assets, taken as a whole, immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                 4.10 Employees. Except as set forth in the Disclosure
Schedule under the caption referencing this Section 4.10 and only with respect to employees of Seller who perform functions in connection with the operation of the Plants and the other Assets:

                  (a) Seller has  complied  in all  material  respects  with all federal, state and local laws, rules, guidelines and regulations (collectively, and for purposes of this Section 4.10(a) only, "laws") which regulate employment of employees and the terms and conditions of employment, including without limitation, laws regulating or prohibiting discrimination on account of age, sex, race, religion, citizenship, national origin, marital or family status, military or national guard service, arrest or conviction record, lawful use of consumable products, status as a smoker, or handicap or disability; civil rights and employment opportunity of employees and applicants for employment; wages, hours and overtime compensation; occupational safety and health; laws relating to immigration; and payment of social security and other taxes related to employment. There are no pending suits, claims, formal written charges or complaints, or other proceedings alleging violation of the laws by Seller with respect to employees at any of the Plants; and there are no material workers' compensation claims pending against Seller with respect to employees at any of the Plants which claims are not covered by insurance.

                  (b) Seller has complied in all material respects with all federal and state laws, rules and regulations with respect to labor relations, union organizing activities and collective bargaining rights of employees. There are no pending claims against Seller alleging violations of any federal or state laws respecting labor relations and collective bargaining.

                  (c) Seller has no written contracts of employment with any employee working at any of the Plants. Seller has not issued or distributed any employee handbook or manual for any Plant which, to Seller's knowledge, is reasonably likely to be deemed materially inconsistent with employment at-will. Seller has entered into no understanding, oral agreement or course of conduct which creates a binding obligation with respect to any term or condition of employment that will be binding upon Buyer.

                  (d) Seller will make available to Buyer a copy or accurate summary of each agreement, arbitration decision, grievance proceeding, memorandum, or record relating to any dispute or proceeding affecting the employment relationships at the Plants or Assets which is currently pending or has been resolved within the past five years.

                  4.11 Insurance. The Disclosure Schedule, under the caption referencing this Section 4.11, lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Seller has not received any written notice that it is in material default with respect to its obligations under any of any insurance policies relating to the Assets, taken as a whole.

                  4.12  Compliance  with  Laws;
Permits. Other than with respect to "Environmental Laws" as defined in Section 4.13:

================================================================================
                  (a) Seller has complied in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to occupational safety and health and building and zoning codes, which materially affect the operation of the Assets, taken as a whole, and no claims have been filed against Seller alleging a material violation of any such laws, regulations or other requirements. To Seller's knowledge, the Assets may be operated "as is" in compliance with all such laws, regulations and other requirements. Seller has not received any written notice of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances that, if successful, would materially adversely affect the Assets, taken as a whole. Seller has not received any written notice of any violations on the part of Seller of any zoning or building ordinances with respect to the Plants. Seller has complied in all material respects with the U.S. Food, Drug and Cosmetic Act and all applicable state and local laws and regulations with respect to the wholesomeness and fitness for human consumption of food.
================================================================================

                  (b)  Seller  has,  in full  force  and  effect,  all  material licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the Business at the Plants and own and operate the Assets (other than "Environmental Permits," as such term is defined in Section 4.13 hereof) (collectively, the "Permits") as presently conducted or operated.

Environmental Matters. Except as disclosed on the Disclosure Schedule under the caption referencing this Section 4.13, and subject to Section 6.02 hereof:

================================================================================
          (a) Seller's operation of the Plants and the present condition of the Real Property are in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances, codes, orders, decrees and judgments relating to pollution, contamination, hazardous substance remediation or handling, or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act and similar state statutes (collectively, and as in effect on the date hereof, "Environmental Laws").
================================================================================

                  (b) Seller has obtained and maintained all permits, licenses, certificates of compliance, approvals and other authorizations required under Environmental Laws to conduct the Business at the Plants and to own or operate the Real Property (collectively, the "Environmental
         Permits"). Seller has conducted the Business at the Plants in compliance in all material respects with the terms of the Environmental Permits, taken as a whole with respect to each Plant. Seller is in material compliance with all requirements to file all reports and notifications with respect to the Plants and the Real Property under and pursuant to all material requirements of Environmental Laws.

                  (c) Seller has not: (i) generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, injected, disposed of, stored, or released on or under the Real Property, any "Hazardous Materials" (as hereinafter defined), (ii) utilized on the Real Property any asbestos, polychlorinated biphenyls ("PCBs") or pesticides or (iii) constructed, installed, used or placed aboveground or underground Hazardous Materials storage tanks on or under the Real Property, or removed or filled any such tanks. To
         Seller's  knowledge:  (i) no Hazardous  Materials have been  generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, injected, disposed of, stored, originated from or released on or under the Real Property by Seller,
         (ii) the Real Property and any improvements thereon contain no asbestos, PCBs or pesticides, and (iii) no aboveground or underground Hazardous Materials storage tanks are located on or under the Real Property, or have been located on or under the Real Property and then subsequently been removed or filled. If any such storage tanks exist on or under the Real Property, such storage tanks have been duly registered, if required, with all appropriate governmental entities and are otherwise in material compliance with all applicable Environmental Laws.

                  (d) Seller has not received written notice alleging in any manner that Seller is, or might potentially be, responsible for any past release of Hazardous Materials on or under the Real Property, whether such release originated on or under the Real Property or on or under other property adjacent to the Real Property.

                  (e) The Real Property is not listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other similar list of hazardous waste sites maintained by any similar state agency.

                  (f) No part of the Real Property has been used by Seller as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials.

                  (g) Seller has not received any written notice of the existence of any lien against Seller or the Real Property in favor of any governmental entity for: (i) any liability or imposition of costs under or violation of any applicable Environmental Law with respect to the Real Property, or (ii) any release of Hazardous Materials on or under the Real Property.

                  (h) As used in this Section 4.13, "Hazardous Materials" shall mean any dangerous, harmful, toxic or hazardous pollutant, contaminant or chemical, including petroleum, as defined in or governed by any Environmental Law.

                  4.14  Brokerage.  No third party shall be entitled to
receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

                  4.15 Taxes. Seller has filed all returns of federal, state, county and local taxes and has paid all such taxes and interest and penalties with respect to taxes, if any, which are owed by it and the non-payment of which would permit the taxing entity to assert under applicable law a claim against Buyer by reason of the transactions contemplated under this Agreement.

                  4.16  Accounts   Receivable.  All  of  the
Accounts Receivable arose in the ordinary course of the Business. To Seller's knowledge, none of such Accounts Receivable are subject to counterclaim, defense or set-off or are being contested or disputed by the obligor thereon except as adequately covered by the allowance for doubtful accounts.

                  4.17  Beet  Color
Business Capital Expenditures. The Beet Color Business Capital Expenditures which will be reimbursed by Buyer at Closing pursuant to Section 2.02(a)(ii), together with those Beet Color Business Capital Expenditures to which Seller has committed pursuant to the Kraft Agreement which must be completed by Buyer after Closing pursuant to Seller's specifications for such project, will not in the aggregate exceed the sum of $950,000.

                  4.18  Intellectual   Property
Rights. Schedule 1.01(k) is a complete and correct list of all trademarks, service marks, trade names and domain names owned by Seller and used in the Business (other than those trademarks described in Section 10.05) (the "ANFK Trademarks") and a list of Seller's applications and registrations in any governmental office or registry with respect to the ANFK Trademarks. Seller does not know of any claim that the use of the ANFK Trademarks infringes the intellectual property rights of any person or entity. Seller does not know of any infringement by any person or entity of Seller's rights in the ANFK Trademarks.

                  4.19 No Change in Assets. Except (i) as listed in Section 1.02, or (ii) for normal and customary changes in the ordinary course of business with respect to current assets and repairs to fixed assets and (iii) for the Beet Color Business Capital Expenditures, the Assets constitute all the assets with which Seller has conducted the Business during the twelve months preceding the Closing Date.

                  4.20 No   Other
Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither Seller nor any other person makes any other representation or warranty on behalf of Seller, express or implied, and Seller hereby disclaims any such representation or warranty, whether by Seller or any of its officers, directors, employees, agents or representatives or any other person, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other person of any documentation or other information by Seller or any of its officers, directors, employees, agents or representatives or any other person with respect to the transactions contemplated hereby. Notwithstanding any contrary provision of this Agreement, Seller makes no representations or warranties with respect to the LeSueur Facility or the LeSueur Facility Operations except as set forth in the limited warranty deed(s) to be delivered with respect to the LeSueur Facility pursuant to Section 8.01(j)(i). Except as expressly set forth in this Agreement, the Assets are sold on an "as is" and "where is" basis, with any and all faults.

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                                    ARTICLE V
================================================================================
                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer hereby represents and warrants to Seller that:

                  5.01   Incorporation  and
Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement is the valid and binding agreement of Seller, constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

                  5.03  No Breach.  Except as  disclosed  in  Schedule
5.03, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of
termination  or  acceleration  or  any  lien,   security  interest,   charge  or
encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject; in each case, in which the breach, default, violation, right of termination or acceleration or any other action or event described herein would have a material adverse effect on the ability of Buyer to operate the Business and the Assets (taken as a whole) immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                  5.04   Consents Governmental
Authorities; Consents. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

                  5.05  Brokerage. No third party shall be entitled to
receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                                   ARTICLE VI
                               COVENANTS OF SELLER

                  6.01  Conduct of the  Business.  In
connection with the ownership and use of the Assets, Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

                  (a) Seller shall operate the Business and maintain the Assets only in the ordinary course of the Business as presently conducted by Seller, in accordance in all material respects with Seller's past custom and practice;

                  (b) Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of the operation of the Business by Seller;

                  (c) Seller shall not cancel or terminate its current insurance policies described in the Disclosure Schedule under the caption referencing Section 4.11, or cause any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

                  (d) Seller shall (i) use commercially reasonable efforts to keep available the services of those officers and employees of Seller responsible for operating the Plants but shall make no new commitments beyond June 30, 1997, except as expressly authorized by Buyer; (ii) confer on a regular and frequent basis with representatives of Buyer to report on operational matters and the general status of ongoing operations with respect to the Business and the Assets; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Closing; (iv) notify Buyer of any emergency or other change in the normal operation of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the operations of the Business or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect.

                  6.02     Environmental Matters.

                  (a) Seller shall deliver to Buyer a Phase I Environmental Site Assessment, dated not more than 60 days prior to the date hereof, that satisfies the ASTM Standard for Phase I Site Assessments (E 1527) for each of the Plants (the "Phase I Investigations").

                  (b) Seller shall complete, at Seller's cost and expense, the wastewater treatment project described in Schedule 6.02(b) (regarding the expansion of sprayfields and improvements to lagoon 4) (the "Wastewater Project"). Buyer shall cooperate with Seller and Seller's contractors in all respects to allow Seller to complete the Wastewater Project. If within five years after the Closing Date the Wisconsin Department of Natural Resources requires Buyer to perform additional dredging of lagoons 1, 2 or 3, then Seller shall reimburse Buyer one-half of Buyer's net out-of-pocket costs of such dredging. Notwithstanding any contrary provision of this Agreement other than the immediately preceding sentence, and except as provided in Section 11.05, upon completion of the Wastewater Project, Seller shall have no further liability to Buyer in connection with the generation, storage, treatment or disposal of wastewater at the Plants.

                  (c) Prior to or within 30 days after the Closing, Seller shall cause, at Seller's cost and expense, a well integrity test to be performed on the existing deep injection well located at the Buckley, Michigan Plant. Such test shall be performed by Petrotek Engineering Corporation, Englewood, Colorado (Federal ID# 84-1241953) or such other third party acceptable to Buyer and Seller (the "Well Tester"). Buyer shall cooperate with Seller and the Well Tester in all respects in connection with such well integrity test. If such well integrity test indicates such well to be in compliance with the requirements for Class I injection wells set forth in 40 C.F.R. 146 (the "Class I Well Regulations") and not in violation of any other federal or Michigan regulations governing the integrity of the well, then, except as provided in Section 11.05, such deep injection well will be considered to have been sold "as is" and Seller shall have no further liability to Buyer with respect to such well or the use thereof. If such well integrity test shows such well not to be in compliance with the Class I Well Regulations, then (i) Seller shall perform such steps as necessary to cause such well to be brought into compliance, (ii) Buyer shall cooperate with Seller and Seller's contractors in all respects to allow Seller to cause such well to be brought in compliance, and (iii) upon satisfaction of (i), Seller shall have no further liability to Buyer with respect to such well or the use thereof, except as provided in
         Section 11.05.

                  (d) Seller shall complete the remediation of those underground tank sites identified on Schedule 6.02(d) that have been identified by the applicable state regulatory agency as requiring remediation. Buyer shall cooperate with Seller and Seller's contractors in all respects to allow Seller to complete such remediation. Upon completing such remediation to the satisfaction of the state and/or federal regulatory agency having jurisdiction, and obtaining a written determination from such agency to the effect that the remediation has been completed in accordance with current regulatory standards and no further action is required by such agency, except as provided in Section 11.05, Seller shall have no further liability to Buyer in connection with such underground tank sites.

                  6.03  Access to Books and Records.
Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of Seller (but only insofar as such items related primarily to the Assets or the operation of the Business, and excluding such items that relate to Liabilities not included within the Assumed Liabilities) and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. Buyer acknowledges and agrees that all information it obtains pursuant to such investigation shall constitute "Business Information," as defined in that certain Confidentiality Agreement between the parties hereto (the "Confidentiality Agreement"), and that Buyer and its authorized representatives shall continue to be subject to the terms thereof.

                  6.04  Regulatory Filings. To the extent not
filed as of the date hereof, as promptly as practicable after the execution of this Agreement, Seller shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Assets for the consummation of the transactions contemplated herein. Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

                  6.05   Conditions.   Seller   shall   take   all
commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but, in any event, within five business days of such date).

                  6.06    Purchase  of
Trademarks from Selviac. Prior to the Closing, Seller shall purchase the "Aunt Nellie's" trademarks listed on Schedule 1.01(k) as being owned by "DBV". At the Closing, Seller will deliver to Buyer assignments of such trademarks in form suitable for recording such transfer from Selviac to Seller.


                                   ARTICLE VII
                               COVENANTS OF BUYER

                  Buyer covenants and agrees with Seller as follows:

                  7.01 Regulatory Filings Regulatory Filings. To the extent not filed as of the date hereof, as promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

                  7.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but, in any event, within five business days of such date).


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

                  8.01     Conditions to
Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) (i) Seller shall have delivered an update of the Disclosure Schedule referred to in Article IV as of the Closing Date (the "Updated Disclosure Schedule"). The representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date, except as set forth in the Updated Disclosure Schedule, as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

                           (ii) The Updated Disclosure Schedule shall not disclose any event or circumstance that is not disclosed in the original Disclosure Schedule and that has had or is reasonably expected to have a materially adverse effect upon the Business or the Assets;

                  (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

                  (c) Seller shall have obtained, or caused to be obtained, each consent or approval of nongovernmental third parties necessary for Seller to transfer beneficial ownership of the Assets without material exception, to Buyer substantially in the manner contemplated hereby, including without limitation the consent of the other party or parties to the Kraft Agreement and to the lease of the Covington Plant;

                  (d) The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                  (e) There shall not be pending any action or proceeding before any judicial or governmental body having proper jurisdiction thereof:
         (i) challenging or seeking to make illegal, or to delay substantially or restrain materially or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Business or the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, taken as a whole, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                  (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(e) hereof;

                  (g) There shall have been no damage, destruction or loss of or to the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the value of any of the Plants (other than any damage, loss or destruction of the Buckley, Michigan receiving station which would not be considered material) or the LeSueur Facility or on the aggregate value of the Business and the Assets or the ability of Buyer to operate them, as a whole, immediately after the Closing in substantially the same manner as Seller was operating them, as a whole, immediately prior to the Closing;

                  (h) To the extent not delivered on or prior to the date hereof, Seller shall have delivered all Schedules and all Exhibits in form and substance reasonably satisfactory to Buyer and Buyer shall have had a reasonable opportunity to verify information;

                  (i) Buyer shall negotiate in good faith with the International Brotherhood of Teamsters Local 695, and shall have reached agreement on the terms and provisions of a collective bargaining agreement covering the Clyman, Wisconsin Plant, which agreement shall be reasonably acceptable to Buyer and shall, among other things: (i) release Seller from any further obligations from and after the Closing under the Master Agreement covering April 15, 1996 to April 14, 2001 between Seller (dba Aunt Nellie's Farm Kitchens, Inc.) and IBT Local 695 and the Addenda thereto currently in effect, (ii) acknowledge Seller's compliance with its obligation to bargain over the effects of the sale of the Assets, and (iii) contain terms and conditions of employment acceptable to Buyer. In negotiating such agreement with IBT Local 695, Buyer agrees to offer to pay wages benefits and other terms and conditions general comparable to those in force at Buyer's Jackson, Wisconsin plant and Buyer is deemed for the purposes of this paragraph to be reasonable in requiring such an agreement;

                  (j) On the Closing Date, Seller shall have delivered to Buyer all of the following:

                           (i) separate warranty deeds in form reasonably satisfactory to Buyer selling, conveying and transferring to Buyer title to each of the Owned Parcels, free and clear of all mortgages, liens, charges and encumbrances (except the Permitted Encumbrances), and warranting such title, and separate limited warranty deed(s) in form reasonably satisfactory to Buyer selling, conveying and transferring to Buyer the LeSueur Facility;

                           (ii) the Bill of Sale  executed  by  Seller  and such
                  other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to
                  Section 3.02 hereof;

                           (iii) the Assignment and Assumption executed by
                  Seller;

                           (iv) a  certificate  of a  Vice-President  of Seller,
                  dated the Closing Date, in form and substance reasonably acceptable to Buyer, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                           (v) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                           (vi) either (A) a copy of the text of the resolutions
                  adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of Seller by its corporate secretary, certifying to Buyer that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, or (B) a certificate, executed on behalf of Seller by its corporate secretary, certifying to Buyer that approval by Seller's Board of Directors of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement is not required;

                           (vii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby; and

                  (k) Buyer shall have received from a bank reasonably acceptable to Buyer a commitment for an approximately $240 million credit facility to a special purpose company created to finance Green Giant inventories related to the Alliance Agreement (as defined in Section 10.06).

                  8.02 Conditions to Seller's
Obligations.   The   obligation  of  Seller  to  consummate   the   transactions
contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The  representations  and warranties of Buyer set forth in
         Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

                  (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                  (d) There shall not be pending any action or proceeding before any judicial or governmental body having proper jurisdiction thereof:
         (i) challenging or seeking to make illegal, or to delay substantially or restrain materially or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                  (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court; government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof; and

                  (f)      On the Closing Date, Buyer will have delivered to
         Seller:

                           (i) a wire transfer, in immediately available United States funds, in the amount set forth in Section 2.02(a);

                           (ii) the Assignment and Assumption executed by Buyer;

                           (iii) a copy of the text of the  resolutions  adopted
                  by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of Buyer by its corporate secretary, certifying to Seller that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                           (iv) a certificate of the Chief Executive  Officer of
                  Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; and

                           (v) such other certificates, documents and instruments as Seller reasonably requests related to the transactions contemplated hereby.


                                   ARTICLE IX
                                   TERMINATION

                  9.01     Termination.  This Agreement may be
terminated at any time prior to the Closing:

                  (a)      by the mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement and such misrepresentation or breach has not been cured within ten business days after receipt by the misrepresenting or breaching party of written notice from the other party of the misrepresentation or breach (which notice shall describe the problem in sufficient detail to enable the misrepresenting or breaching party to cure the problem identified); or

                  (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by April 30, 1997, provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

                  9.02  Effect of  Termination.  In the
event of  termination of this Agreement by either Buyer or Seller as provided in
Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that (a) the last sentence of Section 6.03 and Sections 12.01, 12.02 and 12.11 hereof shall survive indefinitely, and (b) each party shall be liable to the other party hereto for willful breaches of this Agreement prior to the time of such termination.


                                  ARTICLE X
                              ADDITIONAL AGREEMENTS

                  10.01 Employee  Matters.  This Section 10.01
and Sections 10.02 and 10.03 below set forth the parties' agreements with respect to the treatment of Seller's employees who are employed on a non-seasonal basis in the Business (excluding (i) any employees of Seller employed at Seller's headquarters in Minneapolis, (ii) Don Steele, who shall remain employed by Seller but with respect to whom Buyer will reimburse Seller the cost of severance and out-placement services for senior managers to Mr. Steele pursuant to the "Business Severance Plans" as defined in Section 10.02(a), and (iii) Susan Boeding, who shall remain employed by Seller after the Closing but whose duties shall, for a period of 120 days after the Closing, relate exclusively to the sale of the Assets and transition of the Business to Buyer) (the "Business Employees"). Except as otherwise specifically set forth in Sections 10.01, 10.02 and 10.03 (and only for the limited purposes described therein), effective as of the day immediately preceding the Closing Date, all Business Employees shall cease to be participants in or otherwise covered by Seller's pension and welfare benefit plans, including plans, programs, policies and arrangements which provide retirement benefits, medical and dental coverage, accident and life insurance, disability coverage, vacation and severance pay.

                  (a) Termination; Rehire. Effective as of the day immediately preceding the Closing Date, Seller shall terminate the employment of all Business Employees, other than Susan Boeding who shall remain employed by Seller but whose duties shall, for a period of 120 days after the Closing, relate exclusively to the sale of the Assets and transition of the Business to Buyer. Effective as of the Closing Date, Buyer shall make offers of employment (which shall include Buyer's agreements set forth below with respect to participation in Buyer's employee benefit plans) to all Business Employees who are actively at work or on vacation. As to Business Employees who are on leave, Buyer shall make offers of employment to such Business Employees effective upon their return from leave to the same extent, if any, as Seller would be required to offer employment in accordance with applicable law and applicable collective bargaining agreements. Buyer shall have no obligation to provide any pay, compensation or benefits to any Business Employee on leave for any period prior to the date, if any, of hiring of that Business Employee by Buyer to work. Buyer shall pay Business Employees who are hired by Buyer (a "Hired Business Employee") the same rate of base pay as was paid to such Hired Business Employee by Seller immediately prior to the Closing Date except to the extent applicable collective bargaining agreements would not so require. If Buyer elects to waive the condition set forth in Section 8.01(i), then effective as of the Closing Date Buyer shall assume all collective bargaining agreements covering Business Employees. Seller shall bear all responsibility for, and related costs associated with, complying with the WARN Act and similar state laws to the extent that the same apply to Business Employees up to the date of Closing; Buyer shall bear all responsibility for, and related costs associated with, complying with the WARN Act and similar state laws to the extent that the same apply to Business Employees from and after the date of Closing.

                  (b) Pension Plans. Effective as of the end of the day immediately preceding the Closing Date, Business Employees shall cease to accrue benefits and cease to earn service for purposes of participation, vesting and any early retirement or other subsidies, but will continue to be participants, under the Seller's employee benefit pension plans ("Seller's Pension Plans") as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended (and excluding the Multi-Employer Pension Plan referred in Section
         10.03 below). Business Employees shall cease being participants under Seller's Pension Plans upon final payment of all vested benefits payable thereunder in accordance with the terms of the Seller's Pension Plans.

                  Effective as of the Closing Date (or in the case of Business Employees on leave at Closing who present themselves for employment on termination of their leave and who are hired by Buyer, effective as of the date of hire), Buyer shall include Hired Business Employees in its applicable employee benefit plans ("Buyer's Pension Plans") except (i) seasonal employees, (ii) employees whose applicable length of service with Seller and any predecessor owner of the ANFK Business on the Closing Date makes them ineligible for inclusion in Buyer's Pension Plans, and (iii) any contrary provision of any collective bargaining agreement which governs the terms and conditions of that employee's employment. Hired Business Employees (other than seasonal employees) shall be given credit for all service with Seller and any predecessor owner of the ANFK Business under Buyer's applicable employee benefit pension plans in which they become participants for purposes of participation and vesting.

                  (c) Health Coverage. Effective as of the end of the day immediately preceding the Closing Date, Business Employees shall no longer be covered by Seller's medical and dental plans. Seller shall be responsible for providing Business Employees and their eligible dependents who terminate or otherwise become subject to a "qualifying event" (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")) prior to the Closing Date the election of group health continuation coverage required by Section 4980B of the Code ("Continuation Coverage"), under the terms of the health plans maintained by Seller.

                  Effective as of the Closing Date, Hired Business Employees (other than seasonal employees) will be eligible for coverage under Buyer's medical and dental plans, subject to the plan's eligibility requirement (giving credit for service with Seller and any predecessor owner of the ANFK Business). Buyer's medical and dental plans shall provide for waiver of preexisting conditions if Seller's medical and/or dental plans covered the Hired Business Employee for such condition prior to the Closing Date. Buyer shall perform the duties required of an employer with respect to Continuation Coverage, for Hired Business Employees upon their termination of employment with Buyer on or after the Closing Date to the extent required by law.

                  (d) Vacation. Buyer shall recognize all earned, but unused vacation of the Hired Business Employees under Seller's existing vacation policy and shall permit the Hired Business Employees to use such earned, but unused vacation during calendar year 1997 in accordance with Buyer's vacation policy in effect on the date hereof.

                  (e) Workers' Compensation. Seller shall remain responsible for all workers' compensation claims made by Business Employees based on occurrences prior to the Closing Date, and Buyer shall be responsible for all workers' compensation claims made by Hired Business Employees based on occurrences on and after the Closing Date.

                  (f) Other Employee Benefit Plans. Effective as of the end of the day immediately preceding the Closing Date, and except as otherwise provided herein, Business Employees shall cease to be covered by Seller's employee welfare benefit plans, including, but not limited to, disability, life insurance, severance, employee assistance and vacation provided, however, that Seller's employee welfare benefit plans shall continue to cover claims incurred before the Closing Date and long- and short-term disability benefits for disabilities that began before the Closing Date.

                  Effective as of the Closing Date, Buyer shall include Hired Business Employees (which term excludes seasonal employees) in its employee welfare benefit plans (including its long-term disability insurance and life insurance programs, subject to the plans' eligibility requirements). Such Hired Business Employees shall be given credit for all service with Seller (and with Seller's predecessor owners of the ANFK Business) under the employee welfare benefit plans of Buyer in which they become participants for purposes of participation in such plans of Buyer.

                  (g) Retiree Health Plans. Seller shall be responsible for payment of retiree benefits for those Business Employees who are receiving retiree health benefits under Seller's retiree health plan as of the end of the day immediately preceding the Closing Date, in accordance with the terms of such retiree health plan as then in effect or as subsequently amended. In the case of Hired Business Employees who are eligible for health benefits under both Seller's retiree health plan and Buyer's health plan, Buyer's health plan shall have primary responsibility for such Hired Business Employee's health claims and Seller's retiree health plan shall have secondary responsibility.

                  (h) Other Employment-Related Liabilities. The parties agree that, except as explicitly set forth above, Seller shall be liable for all employment-related liabilities of the employer of the Hired Business Employees incurred through the day immediately preceding the Closing Date (or through the day immediately preceding the date of hire by Buyer, in the case of Business Employees on leave), and Buyer shall be and become liable for all employment-related liabilities of the employer of the Business Employees who accept employment with Buyer incurred from and after the Closing Date (or from and after the date of hire, by Buyer in the case of Business Employees on leave).

                  (i) No Transfer of Seller Plan Assets or  Liabilities.  All of
         Seller's pension and welfare benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from any assets and liabilities transferred to Buyer pursuant to this Agreement. Seller shall remain liable, and (except as provided in Section 10.03 below) Buyer shall not assume or otherwise have any Liability, under any employee benefit plan or program (whether or not subject to ERISA) of Seller.

                  (j) Limitation on Enforcement. Sections 10.01 and 10.02 are agreements solely between Seller and Buyer. Nothing in this Section
         10.01 or Section 10.02 below, whether express or implied, confers upon any employee of Buyer or Seller (including the Business Employees and the Hired Business Employees) or any other person, any rights or remedies, including, but not limited to (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section 10.01 or 10.02 below.

                  (k) Buyer has informed Seller that Buyer has reached agreement with the International Brotherhood of Teamsters Local 695 regarding the terms and provisions of a collective bargaining agreement covering the Clyman, Wisconsin Plant as described in Section 8.01(i).

                  10.02    Terminated Employees; Severance.

                  (a) Prior to the Closing, Seller will adopt one or more separate severance plans covering the Business Employees in form and substance substantially identical to the severance plans currently covering such Business Employees (the "Business Severance Plans"). Upon the Closing, Buyer shall adopt the Business Severance Plans with respect to the Hired Business Employees.

                  (b) Business Employees as of the Closing who are not offered a "comparable job" (as defined in the Business Severance Plans) and who do not accept an offer of a non-comparable job as described in the following sentence, with Buyer as of the Closing or who are terminated (except for misconduct or gross negligence) by Buyer prior to the one-year anniversary of the Closing Date are referred to herein as "Terminated Employees". Buyer will use commercially reasonable efforts, to the extent practicable, to offer each employee a non-comparable job, if available, at the applicable Plant or, to the extent it does not subject Buyer to relocation costs, employment, if available, at another Buyer facility within 50 miles of such employee's home; any such offeree who accepts such noncomparable job is not a "Terminated Employee" and is not eligible for benefits available to Terminated Employees under this Section 10.02.

                  (c) Buyer shall pay (or promptly reimburse Seller for the cost of) all severance payments under the Business Severance Plans to Terminated Employees and all outplacement costs incurred in connection with Terminated Employees, subject to the following limitations as to cost and duration of out-placement services per Terminated Employee:

         Type of Employee         Cost Limit  Duration of Out-Placement Services

         Senior Managers              $5,000                 3 months

         Professionals                 2,500                 3 months

         Administrative/Clerical       1,500                 3 months

                  10.03 Assumption of
Multi-Employer Pension Plan. Seller and Buyer agree that both parties intend for the transaction described in this Agreement not to constitute a partial or complete withdrawal from the Teamsters Central States Southeast and Southwest Area Pension Fund ("Central States Fund") as described by Section 4203 of ERISA and thereby agree to take the following steps to ensure that the requirements of
Section 4204 of ERISA are met:

                  (a) Buyer and Seller both warrant that this transaction is a bona fide arm's length sale of all, or a part of, assets of Seller to an unrelated party as that term is defined in Section 267(b) of the Internal Revenue Code;

                  (b) Buyer agrees to obligate itself under Section 4204 of ERISA with respect to contributions to the Central States Fund sufficient to comply with Section 4204(a)(1)(A) of ERISA as in effect on the Closing Date and further obligates itself to contribute for "substantially the same number of contribution base units" as may be defined by statute and the Fund's fiduciaries for which Seller had an obligation to contribute;

                  (c) Buyer shall provide to the Fund for a period of five consecutive plan years of the Fund, beginning with the first plan year of the Fund to commence after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of
         Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to the Fund or shall make such other financial arrangement as may be satisfactory to the Fund for or in an amount determined in accordance with Section 4204(a)(1)(B) of ERISA, but only if and to the extent required by Section 4204(a)(1)(B) of ERISA giving effect to all the provisions of ERISA, the regulations promulgated thereunder, any actions or determinations of the Pension Benefit Guaranty Corporation, or any actions or determinations of the fiduciaries of the Fund;

                  (d) If Buyer shall withdraw or be deemed to have withdrawn from the fund in a complete withdrawal, or a partial withdrawal with respect to operations, as defined in Sections 4203 and 4205 of ERISA during the five consecutive plan years of the Fund commencing with the first plan year beginning after the Closing Date, Seller shall be secondarily liable for any withdrawal liability it would have had to the Fund with respect to operations but for Section 4204 of ERISA if the liability of Buyer with respect to the Fund is not paid, but only if and to the extent required by Section 4204(a)(1)(C) of ERISA giving effect to all the provisions of ERISA, the regulations promulgated thereunder,  any  actions  or  determinations  of the  Pension  Benefit
         Guaranty Corporation or any actions or determinations of the fiduciaries of the Fund;

                  (e) Buyer and Seller shall promptly undertake and perform all acts relating to the providing of notice to the fiduciaries of the Fund and obtaining variances as may reasonably be requested by Buyer, if any, to the requirements of paragraphs (b) and (c) above which may be necessary or desirable to satisfy the requirements of Section 4204 of ERISA. Buyer and Seller shall prepare their own submission documents to obtain a variance, if any, and shall each absorb the legal and administrative costs attributable to such preparation except that Buyer shall provide Seller with copies of all correspondence sent to the Fund (including exhibits) regarding a variance;

                  (f) If all or substantially all of Seller's assets are distributed, or if Seller is liquidated within the five (5) Fund years following the Fund year of this sale of assets, Seller shall provide a surety bond or an amount in escrow as required by Section 4204(a)(3)(A) and (B) of ERISA unless a waiver or exemption from the bond/escrow requirements is obtained. Said bond or escrow, if any, shall be in such amount as is required under Section 4204(a)(3)(A) of ERISA, or if only a portion of Seller's assets are distributed, the bond or escrow shall be such as required under Section 4204(a)(3)(8) of ERISA; and

                  (g) If Buyer breaches any agreement in this Section 10.03, Buyer shall pay and indemnify Seller for any withdrawal liability owed by Seller to the Central States Fund and shall hold Seller harmless from and against any and all direct and indirect costs and expenses (including attorney's fees) incurred by Seller in relation to any such breach.

                  10.04   Non-Solicitation  of
Employees. Seller shall not, for a period of two-years after the Closing, without Buyer's consent (which consent shall not be unreasonably withheld or delayed) offer employment to any Business Employee, other than those Business Employees who are not offered employment by Buyer as of the Closing or whose employment is terminated by Buyer.

                  10.05    Licenses Licenses.

                  (a) Seller hereby grants to Buyer, effective as of the Closing Date, non-exclusive, non-transferable, fully paid trademark licenses as follows:

                  (i) Seller will license Buyer the "Green Giant" trademarks as currently used by ANFK through the 1997 pack year pursuant to a Trademark License Agreement in the form attached hereto as Exhibit D1;

                  (ii) Seller will license Buyer the "Green Giant", "Kounty Kist", and "Trellis" trademarks and Seller's proprietary seed as currently used by ANFK on foodservice products for sale to existing foodservice customers through the 1998 pack year pursuant to a Trademark License Agreement in the form attached hereto as Exhibit D2; and

                  (iii) Seller will license Buyer the so-called "Pillsbury barrelhead trademark" as currently used by ANFK on preserved fruit packed through the 1997 holiday season pursuant to a Trademark License Agreement in the form attached hereto as Exhibit D3.

                  (b) Buyer shall have no right to use Seller's trademarks licensed pursuant to this Section 10.05 in any other place or for any other purpose except as set forth in this Section and in the Trademark License Agreements referred to in Subsection (a) above (the "License Agreements"). Buyer shall grant no sublicense, in whole or in part, of the licenses granted pursuant to this Section 10.05 without Seller's prior written consent. Buyer recognizes Seller's ownership of the trademarks licensed under this Section 10.05 and the License Agreements, shall not at any time take any action that might in any way impair Seller's rights in and to such trademarks and shall not claim any right or interest in or to such trademarks, except such rights as are expressly granted by this Section 10.05 or the License Agreements. Buyer hereby agrees to take, at Seller's cost and expense, all such actions as Seller may reasonably request in order to protect and enforce the trademarks licensed under this Section 10.05 and the License Agreement.

                  10.06   Supply  of  Excluded
Products. The Business currently processes and supplies to Seller the products listed on Schedule 10.06 hereto (the "Excluded Products"). Buyer agrees to cause the Business to continue to supply such Excluded Products in similar quantities as ordered by Seller. The pricing terms of such supply shall be substantially the same as Buyer supplies vegetables to Seller under the Alliance Agreement dated as of December 8, 1994 between Seller and Buyer, as amended (the "Alliance Agreement"), for the following periods: (i) with respect to beets and three-bean salads, for so long as Seller continues to market such products, and (ii) with respect to spaghetti sauces, for a period of six months; after such six-month period the supply price for spaghetti sauces shall be renegotiated on an arms' length basis customary in the industry. Buyer and Seller shall enter into one or more co-packing agreements as described in this Section.

                  10.07    Collection of Accounts Receivable.

                  (a) Seller covenants and agrees that, if any payment is made to Seller after the Closing Date on account of Accounts Receivable of the Business which were included in the Net Working Capital as of the Closing, Seller shall promptly endorse and deliver to Buyer any checks, drafts or money designated as such payment.

                  (b) Buyer covenants and agrees that, if any payment is made to Buyer after the Closing Date on account of accounts receivable of Seller that are not included in the Accounts Receivable of the Business which were included in the Net Working Capital as of the Closing, Buyer shall promptly endorse and deliver to Seller any checks, drafts or money designated as such payment. If requested by Seller, Buyer agrees to cooperate and give reasonable assistance to Seller in Seller's efforts to collect any accounts receivable of Seller that relate to the Business and that are not included in the Assets. Seller shall be entitled to use any lawful means to attempt to collect such accounts receivable.

                  10.08 Bulk Sales Laws. The parties hereby agree to waive compliance with the provisions of all applicable bulk sales laws (if any are applicable).

                  10.09  Customer  Claims.  If any customer or
purchaser of products sold by ANFK shall, with respect to any purchase or other transaction which occurred prior to the Closing Date ("ANFK Transaction") charges Buyer or claims that Buyer has a liability to it, or asserts or exacts an offset, discount or deduction against any amount due Buyer (an "ANFK Derived Charge"), Seller covenants and agrees to pay, reimburse and indemnify Buyer for any loss (not to exceed the amount of such ANFK Derived Charge) which it sustains by reason of that ANFK Derived Charge, regardless whether the ANFK Derived Charge is asserted in connection with Buyer's operation of the Assets or Business after Closing or is asserted against Buyer in the conduct of its other business operations. In addition to any other remedies available to Buyer to recover amounts owed by Seller hereunder, Buyer may enforce any claim of Buyer for indemnification hereunder in whole or in part by offsetting amounts so claimed against amounts due to Seller under Section 10.07(b). Buyer shall assign to Seller all rights Buyer has against such third party so as to enable Seller to dispute such third party's entitlement to such ANFK Derived Charge.

                  10.10  LeSueur Facility.

         (a) The parties acknowledge that the leases currently in effect between Seller and Buyer with respect to the LeSueur Facility shall terminate upon closing of the purchase and sale of the LeSueur Facility.

         (b) The parties acknowledge that all machinery, equipment, buildings, fixtures, supplies and other tangible or intangible property included within the LeSueur Facility, and except as expressly represented and warranted in Sections
4.05 and 4.13 or in the limited  warranty  deed(s) to be  delivered  pursuant to
Section 8.01(j)(ii), and except as set forth in Section 11.05, the real estate upon which the LeSueur Facility is located, is being sold "as is" with any and all faults, and Buyer hereby waives and releases any and all present and future claims it may have against Seller arising out of or related to Seller's ownership or use of the LeSueur Facility.

         (c) The parties acknowledge that Seller is negotiating with third parties for the sale of certain sprayfields located near (but not included as part of) the LeSueur Facility. The use of such sprayfields as sprayfields, however, requires (i) use of a pumphouse located on approximately eight ares of land included in the LeSueur Facility and located west of the railroad tracks on the banks of the Minnesota River (the "Eight Acres"), and (ii) easements for underground piping across the LeSueur Facility. Buyer hereby grants Seller the right and option, exercisable at any time within six months after the Closing Date, to purchase the pumphouse and the Eight Acres and to obtain easements for the existing underground piping between the pumphouse and the sprayfields. If the purchase option is exercised, the purchase price for such Eight Acres and easements shall be one dollar, and the deed from Buyer to Seller shall be a limited warranty deed. If the purchase option is exercised, the parties shall agree on reasonable and customary provisions regarding such easement and the operation, maintenance, and environmental compliance of such pumphouse and piping.


                                   ARTICLE XI
                            SURVIVAL; INDEMNIFICATION

                  11.01  Survival of
Representations and Warranties.  The representations and warranties contained in
Article IV and Article V hereof shall survive the Closing for a period of two years after Closing, except that the representations and warranties contained in Sections 4.13 and 6.02 shall survive indefinitely.

                  11.02    Indemnification by Seller.

                  (a) Subject to the limitations of Section 11.02(b) and Section 11.05, Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered or to be delivered by or on behalf of Seller pursuant to the terms of Section 8.01(j) of this Agreement, (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement, or (iii) except as otherwise provided in this Agreement, any "Claims" (as defined in Section 11.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the ownership or operation of the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

                  (b) Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the expiration of any applicable period specified in
         Section  11.01,  and (ii)  only if the  aggregate  amount  of all Buyer
         Losses exceeds $150,000 (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount up to a total equal to the Purchase Price (the "Maximum Amount"), which shall constitute the maximum aggregate liability of Seller to Buyer under this Agreement; provided that any breach by Seller of its covenants in Section 6.02 hereof shall not be subject to the time limitation of clause (i) of this sentence or the Maximum Amount limitation. A Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 11.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this
         Section 11.02, unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                  11.03    Indemnification by Buyer.

                  (a) Subject to the limitations of Section 11.03(b), Buyer agrees to indemnify in full Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered or to be delivered by Buyer pursuant to the terms of Section 8.02(f) of this Agreement, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement, (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the ownership or operation of the Assets or the Business after the Closing, or (iv) any Claims or threatened Claims against Seller arising out of any breach, violation or failure to comply by Buyer after the Closing Date with CERCLA or any similar state "superfund" law, all as amended from time to time (collectively, "Seller Losses").

                  (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the expiration of any applicable period specified in Section 11.01, and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount up to the Maximum Amount, which shall constitute the maximum aggregate liability of Buyer to Seller under this Agreement; provided that, any obligation of Buyer to indemnify Seller pursuant to clauses (ii), (iii) or (iv) of Section 11.03(a) shall not be subject to the time limitation of clause (i) of this sentence, the Basket Amount or the Maximum Amount limitation. A Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 11.03, unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                  11.04 Method of Asserting Claims.
As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided that, the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                  (b) In the event any  Indemnified  Party  should  have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party
         notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Financial Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Financial Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                  (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement or the transactions contemplated hereby. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                  11.05    Cost-Sharing for Certain Conditions.

         (a) For purposes of this Section 11.05, a "LeSueur Condition" means any condition or event: (i) that existed prior to Closing and the existence of which at the Closing constituted a breach of Seller's representations or warranties contained in Section 4.06 (Title) or Section 4.13 (Environmental Matters) with respect to the LeSueur Facility; (ii) with respect to environmental matters, the existence of which was a violation of applicable Environmental Law as in effect at the Closing; (iii) which is not covered by Buyer's insurance; and (iv) which was not disclosed to Buyer prior to the Closing.

         (b) For purposes of this Section 11.05, a "ANFK Condition" means any condition or event: (i) that existed prior to Closing and the existence of which at the Closing constituted a breach of Seller's representations or warranties contained in Section 4.13 (Environmental Matters) with respect to the Plants;
(ii) the existence of which was a violation of applicable Environmental Law as in effect at the Closing; (iii) which is not covered by Buyer's insurance; and
(iv) which was not disclosed to Buyer prior to the Closing.

         (c) Buyer shall be responsible for the first $250,000 of Losses incurred with respect to LeSueur Conditions and the first $350,000 of Losses incurred with respect to ANFK Conditions. Losses with respect to LeSueur Conditions beyond such initial $250,000 amount, and Losses with respect to ANFK Conditions beyond such initial $350,000 amount, shall be shared equally by Buyer and Seller, with each of Buyer and Seller paying one-half of such Losses.

         (d) Buyer's rights and Seller's liability under this Section shall cease with respect to any portion of real estate upon its sale or transfer by Buyer to any third-party.



                                   ARTICLE XII
                                  MISCELLANEOUS

                  12.01 Press  Releases and
Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

                  Buyer understands that Grand Metropolitan PLC, the indirect sole stockholder of Seller ("Parent"), is a publicly held corporation subject to disclosure rules and regulations of federal and foreign securities laws. Similarly, Seller understands that Buyer is a publicly held corporation subject to such disclosure rules and regulations. Each of Buyer (with respect to Seller) and Seller (with respect to Buyer) acknowledges the right of the other public company to disclose the transactions contemplated by this Agreement at any time if such disclosure is deemed by such other public company, in its reasonable opinion, to be required by law. In the event that either public company determines to make such disclosure, Buyer or Seller, as the case may be, agrees to notify the other party hereto of such public company's intention to make such disclosure and to provide such other party with the text of the disclosure sufficiently in advance of its release to the public to enable such other party to have a reasonable opportunity to comment thereon.

                  12.02  Expenses.   Except  as  otherwise  expressly
provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

                  12.03 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of, and vesting in Buyer title to (subject to Section 1.05), the Business and the Assets.

                  12.04  Amendment  and  Waiver.   This
Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

                  12.05  Notices.  All  notices,   demands  and  other
communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by registered or certified U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                           with a copy to:
Seneca Foods Corporation                    Jaeckle Fleischmann & Mugel, LLP
1162 Pittsford-Victor Road                  Fleet Bank Building
Pittsford, New York 14534                   Twelve Fountain Plaza
Attention:        Kraig H. Kayser           Buffalo, New York 14202-2292
                  President and CEO         Attention:       William I. Schapiro
Facsimile:        (716) 385-4249            Facsimile:       (716) 856-0432

Notices to Seller:                          with a copy to:
The Pillsbury Company                       Fredrikson & Byron, P.A.
200 South Sixth Street                      1100 International Centre
Minneapolis, Minnesota 55402                900 Second Avenue South
Attention:        Thomas Paulson            Minneapolis, Minnesota 55402
                  Vice President,           Attention:       John F. Wurm
                  Operations Finance        Facsimile:       (612) 347-7077
Facsimile:        (612) 330-8706

                  12.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

                  12.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  12.08 Complete Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Disclosure Schedule, the Confidentiality Agreement and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  12.09 Certain    Definitions.   Unless
otherwise specified, all monetary payments hereunder shall be made in United States dollars, and all references to "dollars" or "$" shall refer to the currency of the United States of America. All references to All references to "knowledge" of Seller shall mean the actual knowledge of the officers of Seller listed on Schedule 12.09.

                  12.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

                  12.11 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.


                                                     SENECA FOODS CORPORATION


                                                     By /s/Kraig H. Kayser
                                                     Its President


                                                     THE PILLSBURY COMPANY


                                                     By /s/Thomas Paulson
                                                     Its Vice President-
                                                     Operations Finance